Exhibit 99.1

FOR IMMEDIATE RELEASE
Comscore Reports Second Quarter 2026 Results
Completed Sale of Movies Business Enabling Full Repayment of Senior Debt
Announced Transformational ROI Strategy to Realign, Optimize and Grow the Business
RESTON, Va., August 12, 2026 – Comscore, Inc. (Nasdaq: SCOR), a trusted partner for planning, transacting and evaluating media across platforms, today reported financial results for the quarter ended June 30, 2026.
"The second quarter was hallmarked by the completion of several critical actions necessary to further stabilize our core business and improve our balance sheet, including the sale of the legacy Movies business, as well as the elimination of $40 million in long-term debt," said Matt McLaughlin, CEO of Comscore. "However, our top- and bottom-line results for the quarter were not acceptable, reinforcing the urgency with which we are taking action to realign our priorities."
Mr. McLaughlin continued, "In my first 60 days as CEO, we moved expeditiously to build upon the strengthened balance sheet and reimagine how we operate. Yesterday, we launched a transformational ROI-based operating model designed to realign our business and corporate culture, optimize our operations and product development, and focus our future investment to drive long-term sustainable growth and establish Comscore as the standard for modern measurement. There are significant opportunities in front of us, including launching new and enhanced products, closing multimillion-dollar deals in local TV, expanding our Proximic footprint, and delivering AI and Creator solutions. Our enhanced operating model will better position us to deliver value for our customers, employees, and shareholders."
Business and Financial Highlights
•Revenue for the second quarter was $79.2 million compared to $89.4 million in Q2 2025, including $6.2 million and $9.6 million of revenue from the now-divested Movies business, respectively
•Net loss of $14.8 million compared to $9.5 million in Q2 2025, partially due to loss on divestiture of business and loss on extinguishment of debt
•Adjusted EBITDA1 of $1.3 million compared to $8.9 million in Q2 2025
•Closed and completed the divestiture of the Movies business for an aggregate base purchase price of $70.0 million in cash, subject to customary adjustments and other terms set forth in the purchase agreement.
•Full repayment of $40.1 million outstanding obligations under the senior secured credit facility
•Full year 2026 outlook for revenue to range between $315 and $325 million
Second Quarter Summary Results
Revenue in the second quarter was $79.2 million, down 11.3% from $89.4 million in the second quarter of 2025. Content & Ad Measurement revenue decreased 11.7% compared to the prior-year quarter due to lower Syndicated Audience revenue, primarily related to the divestiture of the Movies business, as well as lower performance in national TV, local TV and syndicated digital products. Cross-Platform revenue decreased 2.1% from the prior-year period, primarily driven by lower usage in Proximic, partially offset by growth from new business in CCM. Research & Insight Solutions revenue decreased 9.2% from the prior-year period, primarily due to lower renewals and lower deliveries of certain custom digital products.
Core operating expenses, which include cost of revenues, sales and marketing, research and development and general and administrative expenses, were $87.9 million for the quarter, down 2.8% compared to $90.4 million in the second quarter of last year, primarily due to lower employee compensation costs, partially offset by higher professional fees related to the divestiture of the Movies business.
Net loss for the quarter was $14.8 million compared to $9.5 million in the prior-year period, resulting in net loss margins of 18.7% and 10.6% of revenue, respectively. Loss per share attributable to common shares was $(0.97) for the second
1 Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures defined in the "Second Quarter Summary Results" section and are reconciled to net income (loss) and net income (loss) margin in the addendum of this release.

quarter of 2026. After accounting for dividends on the Company's then-outstanding Series B convertible preferred stock, loss per share attributable to common shares was $(2.73) for the second quarter of 2025.
Non-GAAP adjusted EBITDA for the quarter was $1.3 million, compared to $8.9 million in the prior-year period, resulting in adjusted EBITDA margins of 1.7% and 10.0%, respectively. Beginning in the third quarter of 2025 (and for comparable prior periods), the Company modified its adjusted EBITDA metric to exclude certain costs related to its consideration of strategic alternatives. As revised, adjusted EBITDA and adjusted EBITDA margin exclude depreciation and amortization, net interest expense, income taxes, impairment charges, stock-based compensation expense, transformation costs, restructuring costs, strategic transaction costs, gain/loss from foreign currency transactions, loss on extinguishment of debt, loss on divestiture of business, and other items as presented in the accompanying tables.
Balance Sheet and Liquidity
As of June 30, 2026, cash, cash equivalents and restricted cash totaled $28.7 million, including $3.0 million in restricted cash.
On May 27, 2026, the Company used a portion of proceeds from the divestiture of the Movies business to repay in full all outstanding obligations under its senior secured credit facility. The repayment totaled approximately $40.1 million and resulted in the termination of the term loan, revolving facility, security interests and all other obligations under the Company's senior secured financing agreement with Blue Torch Finance LLC. As of June 30, 2026, the Company's remaining debt obligations consisted of outstanding principal on finance leases related to equipment purchases.
2026 Outlook
Mary Margaret Curry, Comscore's Chief Financial Officer, concluded, "As we move through the second half of the year, under Matt's leadership, we will execute against our new ROI operating model and will work to build a lasting foundation for value creation. We expect that market-share opportunities in our established businesses, combined with revenue from our targeted product expansion, will help us overcome any non-strategic revenue impacts that may occur in the future. However, given the divestiture of our Movies business and the significant transformation we are undertaking, we do not anticipate near-term growth. As a result, our outlook for the full year 2026 calls for revenue to be between $315 and $325 million, with an adjusted EBITDA margin in the low-to-mid single digits. As we announced yesterday, we expect to generate between $20 and $25 million in annual run-rate cost savings from our realignment plan, some of which will be used to hire key leaders that are critical to our strategy, invest in our continuing employees, and fund other transformational initiatives. We expect to enter 2027 with a leaner, more flexible cost model that allows us to stabilize our business and plan for future growth."
The Company does not provide GAAP net income (loss) or net income (loss) margin on a forward-looking basis because it is unable to predict with reasonable certainty its future stock-based compensation expense, fair value adjustments, litigation and restructuring expense, strategic transaction costs, foreign currency transaction impact, and any unusual gains or losses without unreasonable effort. These items are uncertain, depend on various factors, and could be material to results computed in accordance with GAAP. For this reason, the Company is unable without unreasonable effort to provide a reconciliation of adjusted EBITDA or adjusted EBITDA margin to the most directly comparable GAAP measure, GAAP net income (loss) and net income (loss) margin, on a forward-looking basis.
Conference Call Information for Today, Wednesday, August 12, 2026 at 5:00 p.m. ET
Management will host a conference call to discuss the results on Wednesday, August 12, 2026 at 5:00 p.m. ET. The live audio webcast along with supplemental information will be accessible at ir.comscore.com/events-presentations. Participants can obtain dial-in information by registering for the call at the same web address and are advised to register in advance of the call to avoid delays. Following the conference call, a replay will be available via webcast at ir.comscore.com/events-presentations.
About Comscore
Comscore is a global, trusted partner for planning, transacting and evaluating media across platforms. With an unmatched data footprint that combines digital, linear TV and over-the-top viewership intelligence with advanced audience insights, Comscore empowers media buyers and sellers to quantify their multiscreen behavior and make meaningful business decisions with confidence. A proven leader in measuring digital and TV audiences and advertising at scale, Comscore is the industry's emerging, third-party source for reliable and comprehensive cross-platform measurement.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of federal and state securities laws, including, without limitation, the Company's expectations, forecasts, plans and opinions regarding future value creation; the timing, scope and impact of the Company's realignment plan and ROI-based operating model; the amount and potential use of expected cost savings from the realignment plan; future growth opportunities; product launches and potential commercial deals; the impact of the Movies divestiture and loss of other non-strategic revenue; and full year 2026 revenue and adjusted EBITDA performance. These statements involve risks and uncertainties that could cause actual events to differ materially from expectations, including, but not limited to, impediments to the Company's ability to execute the plan as currently contemplated, higher-than-expected costs to implement the plan, changes to the assumptions upon which the estimated charges and savings are based, unintended consequences from the plan that could negatively impact the Company's business or strategy, cash flow and liquidity challenges related to plan implementation and the loss of non-strategic revenue, changes in the Company's business and customer relationships, external market conditions, and the Company's ability to achieve its expected strategic, financial and operational plans. For additional discussion of risk factors, please refer to the Company's Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and other filings that the Company makes from time to time with the U.S. Securities and Exchange Commission (the "SEC"), which are available on the SEC's website (www.sec.gov).
Investors are cautioned not to place undue reliance on the Company's forward-looking statements, which speak only as of the date such statements are made. Except as required by law, the Company does not intend or undertake, and expressly disclaims any duty or obligation, to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release or to reflect the occurrence of unanticipated events.
Use of Non-GAAP Financial Measures
To provide investors with additional information regarding the Company's financial results, the Company is disclosing in this press release adjusted EBITDA and adjusted EBITDA margin, which are non-GAAP financial measures used by management to understand and evaluate the Company's core operating performance and trends. Management believes that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating the Company's operating results, as they permit investors to view core business performance using the same metrics that management uses to evaluate performance. Nevertheless, the Company's use of these non-GAAP financial measures has limitations as an analytical tool, and investors should not consider these measures in isolation or as a substitute for analysis of the Company's results as reported under GAAP. Instead, investors should consider these measures alongside GAAP-based financial performance measures, net income (loss), net income (loss) margin, various cash flow metrics, and the Company's other GAAP financial results. Set forth below are reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures, net income (loss) and net income (loss) margin. These reconciliations should be carefully evaluated.

Media
Marie Scoutas
Comscore, Inc.
(917) 213-2032
Press@comscore.com

Investors
Jackie Marcus or Nick Nelson
Alpha IR Group
(617) 466-9257
Investor@comscore.com

COMSCORE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of	As of
	June 30, 2026	December 31, 2025
(In thousands, except share and per share data)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,707	$23,621
Restricted cash	3,040	3,179
Accounts receivable, net of allowances of $292 and $496, respectively	44,078	57,260
Prepaid expenses and other current assets	15,001	12,210
Total current assets	87,826	96,270
Property and equipment, net	39,401	43,714
Operating right-of-use assets	5,095	8,565
Deferred tax assets	2,774	3,154
Intangible assets, net	1,264	2,529
Goodwill	185,347	248,636
Other non-current assets	5,823	4,841
Total assets	$327,530	$407,709
Liabilities, Convertible Redeemable Preferred Stock and Stockholders' Equity
Current liabilities:
Accounts payable	$17,693	$16,956
Accrued expenses	43,432	44,879
Contract liabilities	35,646	36,575
Customer advances	5,940	7,605
Current operating lease liabilities	7,621	8,783
Other current liabilities	4,847	8,093
Total current liabilities	115,179	122,891
Secured term loan	—	39,297
Non-current operating lease liabilities	1,694	6,238
Non-current portion of accrued data costs	22,098	24,917
Deferred tax liabilities	732	1,997
Non-current payable to preferred stockholders	4,766	4,457
Other non-current liabilities	3,939	6,751
Total liabilities	148,408	206,548
Commitments and contingencies
Series C convertible redeemable preferred stock, $0.001 par value; 12,670,863 shares authorized, issued and outstanding as of June 30, 2026 and December 31, 2025; aggregate liquidation preference of $183,728 as of June 30, 2026 and December 31, 2025	89,654	89,722
Stockholders' equity:
Preferred stock, $0.001 par value; 1,329,137 shares authorized as of June 30, 2026 and December 31, 2025; no shares issued or outstanding as of June 30, 2026 or December 31, 2025	—	—
Common stock, $0.001 par value; 46,000,000 shares authorized as of June 30, 2026 and December 31, 2025; 15,522,565 shares issued and 15,184,326 shares outstanding as of June 30, 2026, and 15,214,378 shares issued and 14,876,139 shares outstanding as of December 31, 2025	15	15
Additional paid-in capital	1,783,261	1,781,265
Accumulated other comprehensive loss	(12,796)	(9,862)
Accumulated deficit	(1,451,028)	(1,429,995)
Treasury stock, at cost, 338,239 shares as of June 30, 2026 and December 31, 2025	(229,984)	(229,984)
Total stockholders' equity	89,468	111,439
Total liabilities, convertible redeemable preferred stock and stockholders' equity	$327,530	$407,709

COMSCORE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except share and per share data)	2026	2025	2026	2025
Revenues	$79,246	$89,389	$164,568	$175,098

Cost of revenues (1) (2)	50,982	53,099	103,970	104,846
Selling and marketing (1) (2)	14,778	16,663	30,434	31,466
Research and development (1) (2)	7,154	7,804	14,940	15,922
General and administrative (1) (2)	14,998	12,872	27,778	25,347
Amortization of intangible assets	632	632	1,264	1,264
Loss on divestiture of business, net	2,682	—	2,682	—
Total expenses from operations	91,226	91,070	181,068	178,845
Loss from operations	(11,980)	(1,681)	(16,500)	(3,747)
Gain (loss) from foreign currency transactions	520	(3,803)	1,760	(5,546)
Other income, net	417	—	417	—
Interest expense, net	(1,021)	(1,553)	(2,771)	(3,311)
Loss on extinguishment of debt	(3,608)	—	(3,970)	—
Loss before income taxes	(15,672)	(7,037)	(21,064)	(12,604)
Income tax benefit (provision)	887	(2,455)	31	(881)
Net loss	$(14,785)	$(9,492)	$(21,033)	$(13,485)
Net loss available to common stockholders:
Net loss	$(14,785)	$(9,492)	$(21,033)	$(13,485)
Convertible redeemable preferred stock dividends	—	(4,494)	—	(8,933)
Total net loss available to common stockholders	$(14,785)	$(13,986)	$(21,033)	$(22,418)
Net loss per common share:
Basic and diluted	$(0.97)	$(2.73)	$(1.38)	$(4.41)
Weighted-average number of shares used in per share calculation - Common Stock:
Basic and diluted	15,241,209	5,114,830	15,190,902	5,078,069
Comprehensive loss:
Net loss	$(14,785)	$(9,492)	$(21,033)	$(13,485)
Other comprehensive (loss) income:
Foreign currency cumulative translation adjustment	(548)	5,276	(2,489)	7,915
Total comprehensive loss	$(15,333)	$(4,216)	$(23,522)	$(5,570)

(1) Excludes amortization of intangible assets, which is presented as a separate line item.
(2) Stock-based compensation (benefit) expense is included in the line items above as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Cost of revenues	$(144)	$399	$70	$561
Selling and marketing	(40)	383	131	507
Research and development	(91)	239	36	336
General and administrative	186	727	499	1,082
Total stock-based compensation (benefit) expense	$(89)	$1,748	$736	$2,486

COMSCORE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2026	2025
Operating activities:
Net loss	$(21,033)	$(13,485)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	11,749	11,674
Non-cash loss on extinguishment of debt	3,477	—
Non-cash operating lease expense	2,249	2,500
Amortization expense of finance leases	1,838	1,857
Amortization of intangible assets	1,264	1,264
Stock-based compensation expense	736	2,486
Gain on divestiture of business	(1,178)	—
Deferred tax (benefit) provision	(1,208)	538
Unrealized foreign currency gain	(2,272)	—
Other	1,142	1,311
Changes in operating assets and liabilities:
Accounts receivable	12,314	11,255
Prepaid expenses and other assets	(123)	(1,077)
Accounts payable, accrued expenses and other liabilities	3,316	515
Contract liabilities and customer advances	70	(4,460)
Operating lease liabilities	(4,300)	(4,384)
Net cash provided by operating activities	8,041	9,994

Investing activities:
Proceeds from divestiture of business, net of cash transferred	55,740	—
Purchases of property and equipment	(608)	(524)
Capitalized internal-use software costs	(11,674)	(10,868)
Net cash provided by (used in) investing activities	43,458	(11,392)

Financing activities:
Principal payments of term loan	(44,550)	(225)
Principal payments on finance leases	(1,977)	(1,609)
Principal payments on insurance financing	(1,293)	(1,321)
Payment of preferred stock and common stock issuance costs	(1,219)	—
Contingent consideration payment at initial value	—	(859)
Payment of financing and debt issuance costs	—	(559)
Other	(501)	(3)
Net cash used in financing activities	(49,540)	(4,576)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(12)	2,032
Net increase (decrease) in cash, cash equivalents and restricted cash	1,947	(3,942)
Cash, cash equivalents and restricted cash at beginning of period	26,800	33,468
Cash, cash equivalents and restricted cash at end of period	$28,747	$29,526

	As of June 30,
	2026	2025
Cash and cash equivalents	$25,707	$25,993
Restricted cash	3,040	3,533
Total cash, cash equivalents and restricted cash	$28,747	$29,526

Reconciliation of Non-GAAP Financial Measures
The following table presents a reconciliation of GAAP net loss and net loss margin to non-GAAP adjusted EBITDA and adjusted EBITDA margin for each of the periods identified:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2026 (Unaudited)	2025 (Unaudited)	2026 (Unaudited)	2025 (Unaudited)
GAAP net loss	$(14,785)	$(9,492)	$(21,033)	$(13,485)

Depreciation	5,801	5,869	11,749	11,674
Interest expense, net	1,021	1,553	2,771	3,311
Amortization expense of finance leases	919	948	1,838	1,857
Amortization of intangible assets	632	632	1,264	1,264
Income tax (benefit) provision	(887)	2,455	(31)	881
EBITDA	(7,299)	1,965	(3,442)	5,502

Adjustments:
Loss on extinguishment of debt	3,608	—	3,970	—
Loss on divestiture of business, net	2,682	—	2,682	—
Strategic transaction costs (1)	1,807	—	2,321	—
Transformation costs (2)	796	1,035	1,172	2,042
Amortization of cloud-computing implementation costs	355	364	710	709
Stock-based compensation (benefit) expense	(89)	1,748	736	2,486
(Gain) loss from foreign currency transactions	(520)	3,803	(1,760)	5,546
Non-GAAP adjusted EBITDA	$1,340	$8,915	$6,389	$16,285
Net loss margin (3)	(18.7)%	(10.6)%	(12.8)%	(7.7)%
Non-GAAP adjusted EBITDA margin (4)	1.7%	10.0%	3.9%	9.3%

(1) Strategic transaction costs represent third-party professional fees and other charges incurred in connection with strategic transactions, including mergers, acquisitions, financings and dispositions, regardless of whether consummated, which the Company otherwise would not have incurred as part of its normal business operations.
(2) Transformation costs represent (1) expenses incurred prior to formal launch of identified strategic projects with anticipated long-term benefits to the Company, generally relating to third-party professional fees and non-capitalizable technology costs tied directly to the identified projects and (2) severance costs associated with the reorganization of teams in connection with the identified projects.
(3) Net loss margin is calculated by dividing net loss by revenues reported on the Condensed Consolidated Statements of Operations and Comprehensive Loss for the applicable period.
(4) Non-GAAP adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenues reported on the Condensed Consolidated Statements of Operations and Comprehensive Loss for the applicable period.

Revenues
Revenues from the Company's offerings of products and services are as follows:

	Three Months Ended June 30,
(In thousands)	2026 (Unaudited)	% of Revenue	2025 (Unaudited)	% of Revenue	$ Variance	% Variance
Content & Ad Measurement
Syndicated Audience (1)	$55,249	69.7%	$63,953	71.5%	$(8,704)	(13.6)%
Cross-Platform	12,528	15.8%	12,800	14.3%	(272)	(2.1)%
Total Content & Ad Measurement	67,777	85.5%	76,753	85.9%	(8,976)	(11.7)%
Research & Insight Solutions	11,469	14.5%	12,636	14.1%	(1,167)	(9.2)%
Total revenues	$79,246	100.0%	$89,389	100.0%	$(10,143)	(11.3)%

(1) Syndicated Audience revenue includes revenue from the Movies business, which decreased from $9.6 million in the second quarter of 2025 to $6.2 million in the second quarter of 2026 due to the divestiture of the Movies business on May 27, 2026.

	Six Months Ended June 30,
(In thousands)	2026 (Unaudited)	% of Revenue	2025 (Unaudited)	% of Revenue	$ Variance	% Variance
Content & Ad Measurement
Syndicated Audience (1)	$115,760	70.3%	$127,457	72.8%	$(11,697)	(9.2)%
Cross-Platform	25,130	15.3%	22,462	12.8%	2,668	11.9%
Total Content & Ad Measurement	140,890	85.6%	149,919	85.6%	(9,029)	(6.0)%
Research & Insight Solutions	23,678	14.4%	25,179	14.4%	(1,501)	(6.0)%
Total revenues	$164,568	100.0%	$175,098	100.0%	$(10,530)	(6.0)%

(1) Syndicated Audience revenue includes revenue from the Movies business, which decreased from $19.0 million in the six months ended June 30, 2025 to $16.2 million in the six months ended June 30, 2026 due to the divestiture of the Movies business on May 27, 2026.